EXHIBIT 21
NVR, Inc. Subsidiaries

State of
Incorporation or
Name of Subsidiary	Organization
NVR Mortgage Finance, Inc.	Virginia
NVR Settlement Services, Inc.	Pennsylvania
RVN, Inc.	Delaware
NVR Services, Inc.	Delaware
NVR Funding II, Inc.	Delaware
NVR Funding III, Inc.	Delaware